Exhibit 10.1

February 10, 2025

Mrs. Lisa Gosselin

Dear Lisa,

I am pleased to extend an offer for you to join Cars.com, Inc. d/b/a Cars Commerce Inc. (“Cars Commerce”). We are confident that you, your skills, and your experience will be a tremendous addition to the team. The purpose of this letter is to briefly summarize the details of our offer.

Position: Chief Commercial Officer

Business Unit / Function: Sales

Location: Chicago, IL /remote

Reports To: Alex Vetter

Anticipated Start Date: February 24, 2025

Base Salary: $450,000

This position is exempt from the overtime provisions of the Fair Labor Standard Act.

Annual Performance Bonus Plan

You will be eligible to participate in the Performance Bonus Plan as provided by the plan terms. This bonus opportunity is based on your base salary and attainment of specific key financial goals and performance objectives. The bonus target award for your position is 110% of your actual base salary and therefore is prorated based on hire date.

Long Term Incentive Plan (LTIP) – Equity Grant

In addition, we will recommend to the Compensation Committee that you participate in the Cars Commerce LTIP at a target of 350% of your annual base salary or $1,575,000. This equity award will be split between 50% Restricted Stock Units (RSUs) and 50% Performance Share Units (PSUs). The RSUs will vest ratably at 33% annually. PSUs are subject to vesting after completion of a three-year performance period based on attainment of specific financial results that must be certified by the Compensation Committee. The number of units you receive will be rounded to the nearest whole share based on the closing price of CARS stock on the grant date and is not official until the Compensation Committee of the Board of Directors approves the grant in its sole discretion and in accordance with our normal annual LTIP grant processes which is scheduled to occur in March.

One-time Special Equity Grant

As an incentive to join Cars Commerce, you will be eligible to receive a one-time grant in the amount of $300,000 which will be granted in RSUs. Restrictions on this RSU grant will lapse ratably at 33% annually for three years.

Please note that STIP and LTIP plans may be amended or terminated at any time and for any reason. Also, final award values are based on the Company’s and your performance and applicable guidelines, which may be changed at any time. Equity grants are not official until actually authorized by the Compensation Committee of our Board of Directors, expected within the first 30 days of employment.

Company Benefits

Effective on your start date, you will be eligible to participate in the Cars Commerce Benefit Package for salaried employees (summary included in your Offer Packet). You will be provided with additional information on or before your start date.

Paid Time Off Entitlement

You will be eligible to receive 23 days of PTO per calendar year, as provided by the Company’s vacation policy. The actual number of days of PTO will be prorated based on your start date. The Cars Commerce PTO policy accrues PTO days based on the calendar year. Employees earn PTO days as the year passes based on their PTO allotment. Our policy allows employees the flexibility to schedule and take PTO days before they are accrued based on the agreement that those days will be paid back to the company should you leave the company before accruing the days taken.

Exhibit 10.1

By accepting this offer of employment from the Company, I, (Lisa Gosselin) acknowledge and agree that it is my obligation to repay to the Company any PTO that is taken, but not accrued on my last day worked due to (a) voluntarily terminating my employment or (b) I am terminated by the Company for cause - “cause” being defined to include violation of Company policies and procedures, abandonment of my position, neglect or willful misconduct in the performance of my duties, any intentional omission or misrepresentation in connection with my application for employment, or any action or inaction which causes or has the potential to cause harm to the Company, its people, assets or brands (the “Obligation”).

Further, by my acceptance of this offer of employment from the Company, I also hereby authorize my employer, the Cars Commerce Company as may be applicable to me (the "Company"), to deduct the amount of the Obligation from my final paycheck, severance payment, or any other monetary sums due and paid to me at the time of my termination. If such final paycheck(s) is not sufficient to fully discharge the Obligation, I acknowledge that I shall remain obligated to repay the Company any remaining balance.

Response Date

This offer of employment will expire on February 13, 2025. At close of business on that date, this offer shall be considered to have been withdrawn unless the time period for acceptance has been extended by the Company. Please respond to us with your decision by the appropriate date.

The offer, should you accept, is pending the approval of our Board of Directors Compensation Committee approval. Additionally, this offer is made contingent upon your completion of a satisfactory background check, including your criminal history as well as verification of your employment history, education and social security number and your authorization to lawfully work for the Company in the position and location offered above. You acknowledge and understand that the Company may revoke this offer, notwithstanding that you may have already accepted the offer by signing below and without liability or further obligations to you, in the event that the results of any of the foregoing components of your background check are not satisfactory or for any other reason in the Company’s sole discretion.

The start date noted in this offer letter is anticipatory. Your actual start date will be based on various factors such as the timing of your acceptance, the time to complete your background check, the period of notice you provide to your current employer, the Company’s business conditions and other potential factors. Upon accepting this offer, you will coordinate with your hiring manager and HR to confirm the actual start date.

The above describes in part our current policies, programs, and perquisites. The Company reserves the right to amend, modify or delete such policies, programs, and perquisites at any time. In addition, this letter is not intended to be and should not be construed to be a contract or offer of employment for any specific term. By signing below you acknowledge and agree that your employment with the Company is and at all times shall be “at will,” meaning that it may be terminated by either you or the Company at any time, with or without cause or notice and to the terms and conditions of employment as stated in this offer letter.

We look forward to you joining us and are confident you will have a tremendous impact on our organization.

Warm wishes,

Sarah Archibong

Chief People Officer